Exhibit 10.29

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (“Agreement”) is made as of 29 June 2010 (“Effective Date”), between United BioSource Corporation with a place of business at 3822 Summit, Kansas City, Missouri 64111 (“UBC”) and Corcept Therapeutics Incorporated with its office located at 149 Commonwealth Drive, Menlo Park, CA 94025 (“Client”), with each of UBC and Client being referred to herein individually as a “Party” or collectively as the “Parties”.

WHEREAS, UBC is engaged in the business of providing its clients with specialized pharmaceutical services in connection with the design, management and conduct of clinical trials and registries of pharmaceuticals and biologics, and employs personnel knowledgeable about and experienced in clinical research, statistics, computer programming, contracting, data processing and management, project management, and drug development regulations (United States and international) (the “Services”); and

WHEREAS, Client wishes to retain UBC on an as-needed basis to provide Risk Evaluation and Mitigation Services (REMS) services (“Projects”).

NOW, THEREFORE, In consideration of the premises and of the mutual promises of each Party to the other herein contained, it is hereby mutually agreed as follows:

1. Services

1.1 The Services to be performed hereunder and accompanying timelines, budget and payment terms shall be specified in separate Statements of Work (“SOWs”), which upon signature and execution by both Parties, shall be deemed incorporated herein. Each SOW shall constitute a separate agreement and shall stand alone with respect to any other SOW entered into under this Agreement. In the event of a conflict between this Agreement and any SOW, the provisions of this Agreement will control, unless the SOW specifically acknowledges the conflict and expressly states that the conflicting SOW controls.

1.2 Any changes to the Services shall be subject to mutual agreement by the Parties and the details of such changes (e.g. budget impact, scope of services changes, etc.) shall be agreed upon and memorialized via an amendment to the applicable SOW.

1.3 UBC shall not subcontract or assign any Services to a non-affiliate without the prior written consent of Client provided, however, that UBC’s use of subcontractors is deemed approved when UBC’s proposal for Services explicitly details the usage of subcontractors or affiliate and such proposal has been accepted by Client. Should any subcontract or assignment of the Services occur, UBC shall be solely responsible for ensuring that any subcontractors or assignees are in compliance with the terms of this Agreement.

2. Compensation

2.1 Compensation for the Services rendered pursuant to this Agreement shall be in accordance with the applicable SOW. All payments (excluding Disputed Amounts as defined below) are due within thirty (30) days after receipt of invoice. As used herein, “Disputed Amounts” mean invoice amounts that are subject to a bona fide dispute raised by Client within [ *** ] days of Client’s receipt of said invoice, which claim of

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [ *** ]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

dispute may concern not only the accuracy of the charge itself, but also any claim of [ *** ] that relates to the specific charges in the invoice. A Disputed Amount raised by Client in writing within such [ *** ] day period may be withheld from the specific invoice to which it relates. All Disputed Amounts that Client subsequently agrees in writing to pay or that are required to be paid pursuant to a proper court order or award shall be paid within [ *** ] days from the date of such agreement or determination.

2.2 Unless otherwise indicated in the respective SOW, all budgets, invoices and payments, and SOWs under this Agreement will be in United States Dollars (“US$”).

2.3 All payments to UBC under this Agreement shall be made either via electronic transfer to:

United BioSource Corporation

C/o [ *** ]

[ *** ]

[ *** ]

[ *** ]

or via check to:

United BioSource Corporation

Lockbox [ *** ]

PO Box [ *** ]

Baltimore, MD 21275

2.4 In the event delay, postponement or suspension in the Services is requested by Client, and such delay, postponement or suspension has been continuing for [ *** ] days, Client shall pay UBC for all Services rendered through the date of such delay, postponement or suspension plus reasonable costs directly arising out of such delay, postponement or suspension, if any. Upon notice of delay, postponement or suspension of the Services, UBC agrees to use its commercially reasonable efforts to immediately curtail its efforts and make no subsequent commitments for expenditures under this Agreement. In the event of resumption of the Project, Client shall notify UBC, at which time UBC will resume Services under the terms of this Agreement.

2.5 In the event the Services being performed under any SOW are terminated pursuant to Section 7 below, unless such termination is due to UBC’s breach of any term or obligation hereunder, or other termination for cause, UBC shall be (a) compensated within [ *** ] days of termination for all fees and actual documented permitted costs incurred by UBC due as of the date of termination but not yet paid pursuant to the applicable SOW and (b) reimbursed any and all reasonable uncancellable obligations regarding third parties that were incurred as of the date of termination in compliance with the applicable SOW. Any funds held by UBC which shall be shown by Client to be unearned at the date of termination shall be returned to Client within [ *** ] days of termination of this Agreement.

3. Confidential Information

3.1 Both Parties shall treat any business strategies, plans and procedures, proprietary information, scientific, medical and technical data and trade secrets, and other confidential information and materials of the other Party, whether written, electronic, visual or verbal, tangible or intangible, made available, disclosed, or otherwise made known to it (“Confidential Information”) as the confidential and exclusive property of the other Party and shall not divulge or disclose the same to third parties except with the prior written consent of the other Party. Further, each Party agrees that it will use the Confidential Information of

[ *** ] Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the other Party only for purposes of performing its obligations under this Agreement, and neither Party will use such Confidential Information for any other purpose without the prior written consent of the other Party. The provisions of this Section shall not apply to information which: a) is in, or later comes into, the public domain other than by breach of this Agreement or other fault of receiving Party; b) the receiving Party can demonstrate was in its possession prior to receipt of the Confidential Information as evidenced by its written business records; c) is independently received by receiving Party from a third-party with the legal right to disclose it on a non-confidential basis; d) is independently developed by receiving Party without reliance on or use of the Confidential Information of the disclosing Party, as evidenced by receiving Party’s written business records; or e) is required to be disclosed by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the disclosing Party, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order receiving Party to divulge, disclose or make accessible such information; provided that, in the event that receiving Party is ordered by a court or other government agency to disclose any Confidential Information, receiving Party shall (i) promptly notify disclosing Party of such order, (ii) at the written request of disclosing Party, diligently contest such order at the sole expense of disclosing Party as expenses occur, and (iii) at the written request of disclosing Party, seek to obtain at the sole expense of disclosing Party such confidential treatment as may be available under applicable laws for any information disclosed under such order.

3.2 The obligations of receiving Party as to disclosure and confidentiality shall come into effect as of the Effective Date of this Agreement and shall continue in force and survive the termination or expiration of this Agreement or the termination of the underlying SOW.

3.3 Confidential Information of disclosing Party will only be provided by the receiving Party to the receiving Party’s employees, agents and consultants who have a need to know such information for purposes of this Agreement, provided that such employees, agents and consultants shall be bound by confidentiality obligations at least as restrictive as those set forth herein.

3.4 Each Party agrees that, upon termination or expiration of this Agreement or any underlying SOW, or, at the disclosing Party’s earlier request, the receiving Party will return to the disclosing Party or destroy, as directed by disclosing Party, (i) all Confidential Information provided by or on behalf of the disclosing Party in tangible form, (ii) all Confidential Information of the disclosing Party received in soft-copy form (i.e., that was received by email or computer disk), and (iii) all copies, summaries, notes or derivatives thereof made by or at the direction of the receiving Party. The foregoing notwithstanding, each Party may retain one (1) archival copy of the Confidential Information provided by the other Party in a limited access file for purposes of monitoring its ongoing obligations hereunder and to comply with any applicable regulatory requirements (including, but not limited to, those set forth in ICH Guideline E6GCP § 4.9.5 and 21 CFR Section 312.57).

3.5 Each Party agrees that a breach of this Agreement by the receiving Party may result in irreparable harm to disclosing Party for which money damages would be inadequate. Consequently, in the event of a breach or threatened breach by receiving Party of this Agreement, disclosing Party shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

4. Representations and Warranties

4.1 Each Party represents and warrants that it is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation.

4.2 Each Party represents and warrants that it has the power and authority and legal right to enter into this Agreement and to perform the obligations hereunder, including under each SOW, and that it has taken all necessary corporate action to authorize execution of this Agreement.

4.3 Each Party represents and warrants that all necessary consents, approvals and authorizations of governmental authorities and other persons required to be obtained related to the performance of this Agreement have been obtained.

4.4 Each Party represents and warrants that the execution and delivery of this Agreement will not conflict with or violate any requirement of any applicable laws or regulations, and do not conflict with or constitute a default under any contractual obligation enforceable against it.

4.5 UBC represents and warrants that it shall perform the Services in a professional manner, in accordance with the standards of care and diligence practiced by recognized organizations in performing services of a similar nature at the time the Services are performed, and in accordance with all applicable laws, rules, regulations and guidelines.

4.6 UBC represents and warrants that it has the right to provide the Services herein and in the provision of such Services, it will not infringe a valid patent, trade secret, copyright, or other intellectual property rights of a third-party.

4.7 Client represents and warrants that it has the full legal right to provide all materials, biological or chemical specimens, and all associated intellectual property rights necessary for UBC to perform the Services pursuant to this Agreement or any SOW, (“Materials”) and that the Materials do not infringe upon any patent, trademark, copyright or any trade secret or any other proprietary right of any third party or person.

4.8 Each Party certifies that neither it nor any of its officers, directors, employees or agents is currently subject to debarment action and none have been debarred or convicted of a crime, which could lead to debarment, under the Generic Drug Enforcement Act of 1992. In the event that UBC or any of its directors, officers, employees, agents, subcontractors, consultants, affiliates or advisors under contract to perform services under a SOW with UBC becomes debarred or receives notice of action or threat of action with respect to its debarment, UBC shall notify Client immediately.

4.9 UBC represents and warrants that entering into and performing Services under this Agreement will not interfere with or violate the terms of any other agreement, arrangement or understanding to which it is or was a Party, and that there exist no restrictions or obligations to any third parties which will restrict its performance of Services under this Agreement.

4.10 During the term of this Agreement, UBC shall maintain all materials and all other data obtained or generated by UBC in the course of providing the Services hereunder, including all computerized records and files. UBC shall cooperate with any reasonable request for internal review or audit by Client and make available to Client for examination and duplication, during normal business hours and at mutually agreeable times, all documentation, data and information relating to a SOW or Project.

5. Ownership and Use

5.1 All right, title and interest in and to any data, materials, results, deliverables or other work arising, directly or indirectly, from the Services hereunder, whether prepared or performed by UBC, alone or in conjunction with others (“Work Product”) shall be considered “work for hire” and shall be owned solely and exclusively by Client without any further payment owed. UBC hereby assigns to Client all rights UBC or its agents may have in any invention, technology, know-how or other intellectual property relating to such Work Product.

5.2 Client acknowledges that as of the Effective Date of this Agreement, UBC possesses certain inventions, processes, know-how, improvements, other intellectual properties and other assets, including but not limited to, project management methods, procedures and techniques, procedure manuals, personnel data, financial information, site listings, SOP’s, and computer technical expertise and technology, which have been independently developed by UBC without the benefit of any information provided by Client and which relate to UBC’s business or operations (collectively “UBC’s Property”). Client and UBC agree that any UBC Property or improvements thereto which are used, improved, modified or developed by UBC under or during the term of this Agreement are the sole and exclusive property of UBC.

6. Indemnification and Limitation of Liability

6.1 Client shall indemnify UBC, its directors, officers, employees, agents, representatives, subcontractors, affiliates and advisors, for any and all damages, costs, expenses and other liabilities, including reasonable attorney’s fees and court costs, incurred in connection with any third-party claim, action or proceeding arising from (a) UBC’s connection to its obligations under this Agreement or any protocol related thereto, (b) any harmful or otherwise unsafe effect of any Client drug product, (c) any breach by Client of this Agreement, or (d) any negligence, gross negligence or intentional misconduct of Client; provided however, that Client shall have no obligation hereunder with respect to any claim, action or proceeding to the extent shown by a court of competent jurisdiction to have arisen from the negligence, gross negligence or intentional misconduct on the part of UBC or any of its directors, officers, employees, agents, representatives, subcontractors, affiliates or advisors, or breach by UBC of any of its obligations under this Agreement.

6.2 UBC shall indemnify Client, its directors, officers, and employees for any and all damages, costs, expenses and other liabilities, including reasonable attorney’s fees and court costs, incurred in connection with any third-party claim, action or proceeding to the extent shown by a court of competent jurisdiction to have arisen from the negligence or intentional misconduct of UBC or any of its directors, officers, employees, agents, affiliates or representatives, or breach of UBC of any of its obligations under this Agreement.

6.3 Neither Party, together with their affiliates and any of their respective directors, officers, employees, subcontractors, consultants or agents, shall have any liability of any type (including, but not limited to, contract, negligence, and tort liability), for any special, incidental, indirect or consequential damages, including, but not limited to the loss of opportunity, loss of use, or loss of revenue or profit, in connection with or arising out of this Agreement, except as may otherwise arise under applicable law.

6.4 THE COLLECTIVE, AGGREGATE LIABILITY (INCLUDING, BUT NOT LIMITED TO, CONTRACT, NEGLIGENCE AND TORT LIABILITY) OF UBC, TOGETHER WITH ITS DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, UNDER THIS AGREEMENT SHALL NOT EXCEED [ *** ] FROM CLIENT PURSUANT TO THE SOW FOR THE SERVICES FROM WHICH SUCH LIABILITY AROSE. SUCH LIMITATION SHALL NOT LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 6.1 AND 6.2 AND SHALL NOT APPLY IN THE CASES OF (A) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 3 OR (B) THE WILLFUL MISCONDUCT OF EITHER PARTY.

6.5 Any Party liable to provide indemnification hereunder shall be entitled, at its option, to control the defense and settlement of any claim on which it is liable, provided that the indemnifying Party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of the claim as the disposition or settlement relates to the Party being indemnified. The indemnified Party shall reasonably cooperate in the investigation, defense and settlement of any claim for which indemnification is sought hereunder and shall provide prompt notice of any such claim or reasonably expected claim to the

[ *** ] Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

indemnifying Party. An indemnified Party shall have the right to retain its own separate legal counsel at its own expense.

6.6 No settlement or compromise of a claim subject to the indemnification provision will be binding on either Party without prior written consent. Such consent of settlement or compromise will not be unreasonably withheld. Neither Party will admit fault on behalf of the other Party with out the written approval of that Party.

7. Term and Termination

7.1 This Agreement shall be effective as of the Effective Date set forth above and shall terminate on the later of (a) the fourth (4) anniversary date from the Effective Date and (b) the completion of the Services being performed pursuant to a SOW that is in effect on the foregoing described third anniversary date. The early termination of this Agreement for any reason shall automatically terminate any and all SOWs, unless the Parties otherwise agree in writing. In any event, each SOW is and shall remain subject to the terms and conditions of this Agreement.

7.2 Either Party may terminate this Agreement (in which case all then outstanding SOWs will terminate) and/or any specific SOW, for material breach by the other Party, upon [ *** ] days’ prior written notice if such breach is not cured within the notice period. Additionally, Client may terminate this Agreement and/or any SOW, in whole or in part, without cause at any time during the term of the Agreement upon [ *** ] days’ prior written notice to UBC, and UBC may terminate this Agreement and/or any SOW, in whole or in part, without cause at any time during the term of the Agreement upon [ *** ] days’ written notice to Client, and help Client facilitate an orderly transition

7.3 Upon the termination or expiration of this Agreement and/or any SOW, UBC shall promptly deliver to Client all data and materials provided by Client to UBC for the conduct of the Services and any other documentation and/or Work Product produced as the result of Services performed by UBC pursuant hereto. Further, UBC and Client shall cooperate with each other to provide for an orderly cessation of the Services provided by UBC hereunder and in accordance with all applicable laws, rules and regulations, including those of the FDA. UBC may retain one (1) copy of the materials for archival purposes.

7.4 The rights and obligations of UBC and Client, which by intent or meaning have validity beyond such termination or expiration shall survive the termination or expiration of this Agreement.

8. Publicity

Neither Party shall use the other’s name in marketing materials and/or publicly release information pertaining to the details of the relationship, including but not limited to a press release, without the other Party’s prior written approval.

9. Successors and Assigns

UBC may not assign or otherwise transfer, without prior written consent of Client, which shall not be unreasonably withheld, its rights, duties or obligations under this Agreement, in whole or in part, to any person or entity other than an affiliate of UBC. Any such attempted assignment or transfer by UBC without the written consent of Client shall be void. Subject to the foregoing restrictions on assignment, this Agreement shall be binding upon UBC, assigns, and successors and shall inure to the benefit of Client, its successors and assigns. Upon written notice to UBC, Client may assign this Agreement and/or any SOW.

[ *** ] Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The rights and obligations of Client under this Agreement shall inure to the benefit of and shall be binding upon the successors and assign of Client.

10. Notice

Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing, in the English language and shall be deemed to have been sufficiently given or served for all purposes if (a) delivered personally; (b) deposited with a pre-paid messenger, express or air courier or similar courier; or (c) transmitted by facsimile. Notices shall be addressed to a Party at the Party’s address or facsimile number set forth below. Notices shall be deemed to have been received (i) upon receipt in the case of personal delivery; (ii) three (3) days after being deposited in the case of messenger, express or air courier or similar courier; and (iii) the day of receipt as evidenced by a machine generated confirmation statement in the case of transmittal by facsimile.

If to UBC:	United BioSource Corporation
920 Harvest Drive, Suite 200
Blue Bell, PA 19422
Attn: Contracts Management
Fax: 215.591.2890

With a copy to:	United BioSource Corporation
7501 Wisconsin Avenue, Suite 705
Bethesda, MD 20814
Attn: General Counsel
Fax: 240.644.0421

If to Client:	Corcept Therapeutics Incorporated
149 Commonwealth Drive
Menlo Park, CA 94025
Attn: President
Fax: 650.327.3218

Either Party may change the individual designated above or its contact information or both by written notice in accordance with this Section.

11. General Provisions

11.1 If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable, the invalidity of such provision shall not affect the other provisions of this Agreement, and all provisions not affected by such invalidity shall remain in full force and effect.

11.2 No waiver of any term, condition or obligation of this Agreement shall be valid unless made in writing and signed by the Party or Parties to which such performance is due. No waiver of any one or several of the terms, conditions or obligations of this Agreement, and no partial waiver thereof, shall be construed as a waiver of any of the other terms, conditions or obligations of this Agreement. No failure or delay by either Party at any time to enforce one or more of the terms, conditions or obligations of this Agreement shall constitute waiver of such terms, conditions or obligations or shall preclude such Party from requiring performance by the other Party at any later time.

11.3 This Agreement, including SOWs (and all exhibits hereto and thereto), constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements between the Parties, whether written or oral, relating to the same subject matter. No modifications, amendments or supplements to this Agreement shall be effective for any purpose unless set forth in writing and signed by both Parties. Any purchase order or other document issued by UBC or Client is for administrative convenience only. In the event of any conflict between the provisions of this Agreement and any purchase order, as well as the introduction of new terms on any such purchase order, the provisions of this Agreement shall prevail and govern.

11.4 The Parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturer. Both Parties agree that they shall neither have the power nor right to bind or obligate the other, nor shall either hold itself out as having such authority. Neither Party’s employees, agents nor representatives are employees or agents of the other Party, nor entitled to any of the other Party’s benefits. Neither Party will be responsible for payment of the other Party’s workers’ compensation, disability benefits or unemployment insurance, nor will it be responsible for withholding or paying employment related taxes for the other Party or its employees.

11.5 In the event either Party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, lockouts, restrictive government or judicial orders or decrees, riots, insurrection, war, Acts of God, inclement weather or other similar reason or a cause beyond such Party’s control, then performance of such act shall be excused for the period of such delay. Any timelines affected by such force majeure shall be extended for a period equal to that of the delay and any affected SOW shall be adjusted to reflect costs resulting from force majeure, provided that, should any delay continue for more than [ *** ] days, either Party may terminate this Agreement immediately upon written notice and shall not be responsible for any termination expenses or increased costs. Notice of the start and stop of any such force majeure shall be provided to the other Party.

11.6 This Agreement is governed by and will be construed in accordance with the laws of the State of New York and the laws of the United States of America applicable therein.

11.7 Any dispute under this Agreement involving its interpretation or the obligations of a Party hereto shall be resolved by binding arbitration [ *** ]. Arbitration shall be by a panel of three (3) arbitrators. All arbitrators are to be selected by mutual agreement of the Parties from a panel provided by the [ *** ]. The chairman shall be an attorney at law knowledgeable in clinical research law, and the other arbitrators shall have a background or training in either pharmaceutical or clinical research law, clinical science, or pharmaceutical product liability law. In the event the Parties cannot agree on the selection of any members of the arbitration panel, the [ *** ] shall have the power to appoint any and all such arbitrators. The arbitrators shall have the authority to permit discovery, to the extent deemed appropriate by the arbitrators, upon request of a Party. The arbitrators shall have no power or authority to add to or detract from the agreements of the Parties. The arbitrators shall have the authority to grant injunctive relief in a form substantially similar to that which would otherwise be granted by a court of law. The resulting arbitration award may be enforced in a court of competent jurisdiction.

11.8 Each Party agrees that in the event of any dispute hereunder, such Party will reimburse the other Party for the reasonable attorneys’ fees, costs and expenses incurred by such other Party in investigating, preparing and defending against claims made in such arbitration to the extent such other Party prevails on the merits with respect to all such claims. The tribunal which hears such claims may determine which is the prevailing Party and the amount of such fees, costs and expenses to which such other Party is entitled.

11.9 This Agreement may be executed in two counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

[ *** ] Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS THEREOF, this Agreement has been executed by the Parties hereto through their duly authorized officers as of the Effective Date set forth above.

Duly authorized on behalf of United BioSource Corporation	Duly authorized on behalf of Corcept Therapeutics Incorporated

Signed: /s/ Patrick Lindsay	Signed: /s/ Joseph K. Belanoff, M.D.
Name: Patrick Lindsay	Name: Joseph K. Belanoff, M.D.
Title: Executive Vice President	Title: Chief Executive Officer
Date: 29 June 2010	Date: July 6, 2010